Exhibit 4.2

FIFTH SUPPLEMENTAL INDENTURE

Dated as of October 4, 2017

To

INDENTURE

Dated as of January 23, 2012

5.20% SENIOR NOTES DUE 2047

STIFEL FINANCIAL CORP.

As the Issuer

U.S. BANK NATIONAL ASSOCIATION

As Trustee

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Relationship with Base Indenture	1
Section 1.02	Definitions	2

ARTICLE II

THE NOTES

Section 2.01	Form and Dating	3
Section 2.02	Issuance of Additional Notes	4

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01	Notice of Redemption; Selection of Notes	4
Section 3.02	Optional Redemption	5
Section 3.03	Mandatory Redemption	5

ARTICLE IV

DEFAULTS

Section 4.01	Defaults	5
Section 4.02	Acceleration	7
Section 4.03	Waiver of Past Defaults	8

ARTICLE V

TRUSTEE

Section 5.01	Notice of Defaults	8

ARTICLE VI

MISCELLANEOUS

Section 6.01	Trust Indenture Act Controls	8
Section 6.02	Governing Law	8
Section 6.03	Successors	9
Section 6.04	Severability	9
Section 6.05	Counterpart Originals	9

i

Section 6.06	Table of Contents, Headings, Etc.	9
Section 6.07	Waiver of Jury Trial	9

ii

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 4, 2017, by and between Stifel Financial Corp., a Delaware corporation, as the Issuer (the “Issuer”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Issuer executed and delivered to the Trustee an indenture, dated as of January 23, 2012 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Issuer’s debentures, notes or other evidences of indebtedness, which was previously supplemented by that certain First Supplemental Indenture, dated as of January 23, 2012, between the Issuer and the Trustee (the “First Supplemental Indenture”), by that certain Second Supplemental Indenture, dated as of December 21, 2012, between the Issuer and the Trustee (the “Second Supplemental Indenture”), by that certain Third Supplemental Indenture, dated as of July 18, 2014, between the Issuer and the Trustee (the “Third Supplemental Indenture”) and by that certain Fourth Supplemental Indenture, dated as of December 1, 2015, between the Issuer and the Trustee (together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Issuer.

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 5.20% Senior Notes due December 1, 2047 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” has the meaning assigned to such term in Section 2.02 hereof.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York.

“DTC” has the meaning assigned to such term in Section 2.01 hereof.

“First Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Global Note Legend” means the legend set forth in Section 2.01(f) hereof, which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, together, as amended, supplemented or restated from time to time.

“Initial Notes” means the first $200,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof at a price equal to $25 per note.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Paying Agent” means U.S. Bank National Association.

“Second Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Significant Subsidiary” means, with respect to any Person, any subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Supplemental Indenture” means this Fifth Supplemental Indenture, dated as of the date hereof, by and between the Issuer and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Third Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25.00 principal amount.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of this Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b) Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including, with respect to any Global Note, the Global Note Legend thereon). Each Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.02 hereof. The Trustee shall reflect any increase in the principal amount of any Global Note in an amount equal to such increase on the schedule attached to such Global Note

(c) The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d) The Notes shall not be exchangeable for nor convertible into the common stock of the Issuer or any other security.

(e) The Issuer will not pay additional amounts on Notes held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted.

(f) The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture.

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.”

Section 2.02 Issuance of Additional Notes. The Issuer will be entitled, upon delivery of an Officers’ Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture on the same terms and conditions as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and interest accrued prior to the issue date, provided that that the Issuer is in compliance with the covenants contained in this Supplemental Indenture and the Base Indenture (“Additional Notes”), and with the same CUSIP number as the Initial Notes, provided that such Additional Notes constitute part of the same issue as the Initial Notes for U.S. federal income tax purposes. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture.

With respect to any Additional Notes, the Issuer will set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b) the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes;

provided that, if the CUSIP number of such Additional Notes shall be the same as the CUSIP number of the Initial Notes, the Issuer shall provide an Officers’ Certificate and Opinion of Counsel confirming that such Additional Notes shall be part of the same issue as the Initial Notes for U.S. federal income tax purposes.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption; Selection of Notes. The Issuer will send, or cause to be sent, by first class mail notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Article 3 of the Base Indenture, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture with respect to the Notes pursuant to Articles 8 or 10 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis or by such method as the Trustee deems to be fair and appropriate and in accordance with the procedures of DTC, provided, however, if the Issuer has not requested the Trustee to give notice pursuant to Section 3.03 of the Base Indenture, it shall give the Trustee at least five Business Days’ notice prior to sending notice of redemption, unless a shorter period of time shall be acceptable to the Trustee.

Section 3.02 Optional Redemption. The Issuer may, at its option, at any time and from time to time, on or after October 15, 2022, redeem the Notes, in whole or in part, at a redemption price equal to $25 per note plus accrued and unpaid interest to the date of redemption. The Trustee shall reflect any decrease in the principal amount of any Global Note in an amount equal to such decrease on the schedule attached to such Global Note.

Section 3.03 Mandatory Redemption. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

DEFAULTS

Section 4.01 Defaults. Section 6.01 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.01 Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events:

(1)	failure by the Issuer to pay the principal of, or premium, if any, on any Note when due, whether at maturity, upon redemption or otherwise;

(2)	failure by the Issuer to pay an installment of interest on any Note when due, if the failure continues for 30 days after the date when due;

(3)	failure by the Issuer to comply with its obligations under Section 4.01 of this Supplemental Indenture;

(4)	failure by the Issuer to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if the failure is not cured within 90 days after notice to the Issuer by the Trustee or to the Trustee and the Issuer by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)	default by the Issuer or any of its Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $25.0 million or more, or acceleration of the Issuer’s or its Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, pursuant to Section 6.04, or such acceleration is not rescinded, within 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(6)	failure by the Issuer or any of its Subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Issuer or any of its Subsidiaries exceeds $25 million, which are not stayed on appeal; and

(7)	the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	generally is not paying its debts as they become due; and

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)	appoints a Custodian of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C)	orders the liquidation of the Issuer or any of Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.”

Section 4.02 Acceleration. Section 6.02 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.02 Acceleration.

(a) If an Event of Default, other than an Event of Default referred to in Section 6.01(7) or (8) above with respect to the Issuer (but including an event of default referred to in those Sections 6.01(7) or (8) with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Issuer), has occurred and is continuing, either the Trustee, by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Issuer and the Trustee, may declare the principal of, and any accrued and unpaid interest on, all Notes to be immediately due and payable. In the case of an Event of Default referred to in Sections 6.01(7) or (8) above with respect to the Issuer (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Issuer), the principal of, and accrued and unpaid interest on, all Notes will automatically become immediately due and payable.

(b) Notwithstanding paragraph (a) above, for the first 365 days immediately following an Event of Default relating to (i) the Issuer’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the Issuer’s failure to comply with its reporting obligations to the Trustee set forth under Section 4.02 of the Base Indenture, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on the Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 365th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

(c) The Holders of a majority in aggregate principal amount of the then outstanding Notes of such Series by written notice to the Trustee may, on behalf of all of the Holders of such Notes, rescind any declaration or acceleration and its consequences (other than with respect to an Event of Default specified in clauses (7) or (8) of Section 6.01 above), if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such Notes (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.”

Section 4.03 Waiver of Past Defaults. Section 6.04 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of such Notes waive an existing Default or Event of Default with respect to such Notes and its consequences hereunder, except a continuing Default or Event of Default with respect to such Notes in the payment of the principal of, premium, if any, or interest on, such Notes or a Default or Event of Default in respect of any provision of this Indenture that cannot be modified or amended without the consent of the Holders of each outstanding Note affected. Upon any such waiver, such Default with respect to such Notes shall cease to exist, and any Event of Default with respect to such Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default with respect to such Notes or impair any right with respect to such Notes consequent thereon.”

ARTICLE V

TRUSTEE

Section 5.01 Notice of Defaults. Section 7.05 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes of a Series and if a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default, the Trustee will mail to Holders of such Notes a notice of the Default or Event of Default within 30 days after a Responsible Officer of the Trustee has knowledge of the Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of or premium, if any, or interest on any Note of a Series, the Trustee may withhold the notice if such Default or Event of Default has been cured or waived or if and so long as a committee of Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.”

ARTICLE VI

MISCELLANEOUS

Section 6.01 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 6.02 Governing Law. The internal law of the State of New York will govern and be used to construe this Supplemental Indenture and the Notes.

Section 6.03 Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 6.04 Severability. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture and in separate counterparts, each of which will be deemed an original and all of them together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.06 Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.07 Waiver of Jury Trial. THE ISSUER AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

STIFEL FINANCIAL CORP., as the Issuer

By:	/s/ James M. Zemlyak
	Name:	James M. Zemlyak
	Title:	Co-President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Cheryl A. Rain
	Name:	Cheryl A. Rain
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL NOTE LEGEND]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

CUSIP No.

ISIN

Stifel Financial Corp.

5.20% SENIOR NOTES DUE 2047

No.	As revised by the Schedule of Increases or Decreases attached hereto

Interest. Stifel Financial Corp., a Delaware corporation, (herein called the “Issuer”), for value received, hereby promises to pay to or registered assigns, the principal sum of              United States dollars (U.S.$        ), as revised by the Schedule of Increases or Decreases attached hereto, on October 15, 2047 and to pay interest thereon from January 15, 2018 or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2018, at the rate of 5.20% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be January 1, April 1, July 1 and October 1, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

STIFEL FINANCIAL CORP.

By:
	Name:	James M. Zemlyak
	Title:	Co-President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 23, 2012, as supplemented by a Fifth Supplemental Indenture dated October 4, 2017 (as so supplemented, herein called the “Indenture”), between the Issuer and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $200,000,000.

Place of Payment. Payments of the principal of and interest on the Notes shall be made in U.S. Dollars at the office of the Paying Agent. However, the Issuer may make any payments in respect of the Notes by check or wire payable in U.S. Dollars; provided, however, that a Holder holding Notes with an aggregate principal amount equal to or greater than $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Issuer may mail an interest check to the Holder’s last address. Notwithstanding the foregoing, so long as a Note is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Optional Redemption. The Notes of this series are subject to redemption at the Issuer’s option, at any time and from time to time, on or after October 15, 2022, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per note plus accrued and unpaid interest to the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Issuer. Unless the Issuer defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

Except as set forth above, the Notes will not be redeemable by the Issuer prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the

Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Covenants. The Indenture contains customary covenants that require the Issuer to pay the principal, interest and premium on the Notes when due, provide the Trustee with a copy of the reports that the Issuer must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and maintain its corporate existence and the corporate, partnership or limited liability company or other existence of its Significant Subsidiaries.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form, without interest coupons, in denominations of integral multiples of $25. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee